Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://investors.sixflags.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2025 SECOND QUARTER RESULTS, PROVIDES JULY PERFORMANCE UPDATE, AND UPDATES FULL-YEAR GUIDANCE
•July demand accelerated as weather normalized and visitation urgency intensified
•Realization of merger-related cost synergies remains on-track
•Targeting year-over-year cost reductions of $90 million for the second half of 2025
•Evaluating divestiture of non-core assets to accelerate deleveraging
CHARLOTTE, N.C. (Aug. 6, 2025) -- Six Flags Entertainment Corporation (NYSE: FUN) (the “Company”, “Six Flags”, or the “Combined Company”), the largest regional amusement park operator in North America, today announced results for its 2025 second quarter ended June 29, 2025. The Company is also providing a performance update for the 5-week period ended Aug. 3, 2025, and revising its full-year outlook.
Second Quarter 2025 Results
• Net revenues totaled $930 million, $389 million of which relates to the legacy Six Flags operations added in the merger.
• Net loss attributable to Six Flags Entertainment Corporation was $100 million, which included a net loss of $126 million from legacy Six Flags operations added in the merger.
• Adjusted EBITDA(1) for the quarter totaled $243 million, $62 million of which relates to the legacy Six Flags operations added in the merger.
• Attendance totaled 14.2 million guests, 6.3 million of whom attended legacy Six Flags parks added in the merger. Combined attendance of 14.2 million guests was down 9% or 1.4 million visits compared to the second quarter last year.
• In-park per capita spending(2) was $62.46, including admissions per capita spending(2) of $34.19 and per capita spending on in-park products(2) of $28.27.
• Out-of-park revenues(2) totaled $72 million, $15 million of which relates to legacy Six Flags operations added in the merger.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

• The active pass base (which reflects total outstanding and active season passes and memberships), totaled approximately 6.7 million units as of June 29, 2025, down approximately 579,000 units or 8% compared to combined active pass base for legacy Cedar Fair and legacy Six Flags at the end of the second quarter last year.

July 2025 Results
• Preliminary consolidated net revenues for the five-week period ended Aug. 3, 2025, are estimated to be in the $680 to $685 million range, down approximately 3% compared to the same 5-week period in 2024.
• Attendance for the 5-week period ended Aug. 3, 2025, totaled 11 million guests, up 1% or approximately 128,000 visits compared with attendance for the same 5-week period in 2024.
• Preliminary in-park per capita spending for the five-week period ended Aug. 3, 2025, is estimated to be down approximately 4% compared to the same five-week period in 2024.
• The active pass base as of Aug. 3, 2025, totaled approximately 7.4 million units, down approximately 206,000 units or 3% compared to active pass base as of Aug. 4, 2024.

Weather Impact
Six Flags’ second quarter results were adversely affected by unfavorable weather across most of the Company’s key markets, including prolonged periods of rain, extreme temperatures, and severe storms. These conditions impacted park operations, guest visitation, and season pass sales during the critical months of May and June. Weather conditions were particularly disruptive during the final six weeks of the quarter. Over that six-week period combined attendance was down 12% compared to the same timeframe last year. By comparison, combined attendance over the first seven weeks of the quarter was flat compared to the prior year.
Overall, 379 days out of a planned 2,042 total operating days in the second quarter were weather impacted days, including 49 days in which certain parks were forced to close entirely. Of the weather impacted days, approximately 60% occurred on the typically higher attendance days of Friday, Saturday, and Sunday.
Management Commentary
“The start of the 2025 season, including our second quarter results reported today, fell significantly short of our expectations, a disappointing outcome given the solid progress we achieved post-merger with smart, early-stage initiatives coupled with a very compelling capital program designed to kickstart the 2025 season and perpetuate the momentum we had created over the second half of 2024,” said Six Flags CEO Richard Zimmerman. “The decrease in attendance in the quarter reflects a drop in single-day ticket sales, fewer sales of season passes and memberships, and lower renewal rates on season passes. Our sales cycle was negatively impacted by exogenous events such as poor weather and a challenged consumer across most of our North American markets. On the cost front, even a pull forward of marketing and maintenance expenses into the second quarter failed to produce a
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

meaningful change in near-term demand as we sought to offset the impact of macro challenges we were facing in real time.
“We believe the early-season headwinds were transient and, therefore, will lean into the strength and resiliency of our business model over the second half,” continued Zimmerman. “That includes being focused on our priorities of growing Adjusted EBITDA, reducing net leverage, and successfully completing our integration efforts.”
Zimmerman noted a stark improvement in performance as the company kicked off the third quarter. “As weather normalized in July demand for our parks has measurably improved, which we believe underscores the long-term effectiveness of our 2025 capital program and other strategic initiatives. Over the past four weeks, combined attendance was up more than 300,000 visits or 4% on a year-over-year basis, highlighted by an increase of more than 290,000 visits or 5% at our 15 largest locations. In addition to improving attendance trends, the recent launch of our 2026 season pass sales program has produced solid early results reflective of pent-up consumer demand. These strong performance metrics are consistent with our expectations that as weather normalizes and visitation urgency increases in the second half of the year, demand will continue to accelerate.”
Updated Fiscal 2025 Outlook
Six Flags is revising its 2025 outlook to account for several factors, including the Company’s first half results, a smaller season pass base heading into the second half of the year, and the risk of ongoing economic volatility on the consumer. For the full year, the Company now expects to generate Adjusted EBITDA(1) between $860 and $910 million. The midpoint of this range assumes that attendance over the second half of the year will be flat compared to the prior year, including the loss of 500,000 visits associated with the removal of winter events at four parks this year; that in-park per capita spending will be down 3%, reflecting the impact of promotional offers and attendance mix; and that operating costs and expenses (excluding cost of goods sold and all Adjusted EBITDA addbacks) over the second half of the year will be down $90 million compared to the second half of 2024. The Company notes that the smaller 2025 season pass base will continue to represent a headwind on demand, potentially limiting attendance upside until later in the year as the 2026 season pass program ramps up. Similar to first half performance, second half results are subject to macro factors affecting demand and consumer behavior. The midpoint of the range also reflects that weather conditions over the balance of the year are comparable to the prior year, and that current macroeconomic conditions maintain. A 100-basis-point decline in second half attendance, or approximately 300,000 visits, could result in a $10-15 million decline in Adjusted EBITDA based on historical results.
“We are meaningfully advancing our merger-related integration efforts and remain committed to deleveraging the Company by driving Adjusted EBITDA growth,” added Zimmerman. “To accelerate the process of deleveraging and improving financial flexibility, we are continuing to explore the potential sale of excess land and other non-core assets. In the near term, we are committed to delivering on our merger-related cost synergy goals. Of the $90
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

million second-half cost reduction target, approximately one-third reflects expenses that were shifted into the first half of the year, and two-thirds reflects the net benefit of permanent cost savings.”
Six Flags indicated it intends to reassess its long-term guidance following the release of its full-year 2025 financial results but is not updating or reaffirming that guidance at this time.
Financial Results for the Second Quarter
The reported results from Mar. 31, 2025, through June 29, 2025, reflect the financial results for the Combined Company, and include only legacy Cedar Fair’s results (before giving effect to the merger) for the second quarter ended June 30, 2024.
Operating days – During the second quarter of 2025, operating days totaled 1,993 days (net of 49 closed days) compared with 789 operating days (net of 14 closed days) in the second quarter of 2024.
• The increase in operating days versus the second quarter of 2024 reflects an additional 1,238 operating days at the legacy Six Flags parks resulting from the merger. This represented 37 more days than the legacy Six Flags parks had in the second quarter of 2024.
• The legacy Cedar Fair parks had 34 fewer operating days in the second quarter of 2025 compared to the second quarter of 2024.
Net revenues – For the second quarter ended June 29, 2025, net revenues increased $359 million to $930 million, compared to net revenues of $572 million for the second quarter ended June 30, 2024. The increase in net revenues reflects the impact of a 5.6-million-visit increase in attendance, a $1.51, or 2%, increase in in-park per capita spending, and an $11 million increase in out-of-park revenues.
• The increase in net revenues included $389 million in net revenues contributed by the legacy Six Flags operations in the three months ended June 29, 2025.
• The revenue contribution from legacy Six Flags was offset by $30 million in lower net revenues at legacy Cedar Fair operations during the second quarter of 2025 compared to the prior-year period.
• The decrease in legacy Cedar Fair net revenues in the second quarter was primarily attributable to a 700,000-visit or 8% decrease in attendance.
• Attendance – The 5.6 million-visit increase in attendance included 6.3-million visits from the legacy Six Flags parks during the second quarter of 2025, offset by the 700,000 fewer visits at the legacy Cedar Fair parks. The legacy Cedar Fair attendance was adversely affected by unfavorable weather patterns, particularly in the Midwest, and fewer operating days in the period due to the removal of lower-volume, lower-margin operating days.
• In-park per capita spending – The $1.51 increase in in-park per capita spending included the impact of a $0.48 decrease of in-park per capita spending due to the inclusion of the legacy Six Flags parks, offset by a $2.00 increase in in-park per capita spending at the legacy Cedar Fair parks.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

◦Admissions per capita spending at the legacy Cedar Fair parks was up 4%, reflecting the impact of planned increases to season pass and single-day ticket pricing.
◦Per capita spending on in-park products, including food and beverage, merchandise, games, and extra-charge offerings at the legacy Cedar Fair parks was up 3%, driven by higher guest spending on food and beverage, extra-charge products, and merchandise during the quarter.
• Out-of-park revenues – The $11 million increase in out-of-park spending was the result of $15 million contributed by legacy Six Flags operations, offset by a $4 million decrease in second quarter out-of-park revenues from legacy Cedar Fair operations. The decrease in out-of-park revenues at the legacy Cedar Fair parks was driven by a decline in revenues from the Cedar Point resort properties, which were impacted by the inclement weather during the period.
Operating costs and expenses – In the second quarter of 2025, operating costs and expenses totaled $711 million, an increase of $324 million compared to the second quarter of 2024, and included increases in operating expenses (up $233 million), SG&A expenses (up $63 million), and cost of goods sold (up $28 million), which were primarily the result of legacy Six Flags operations during the period.
• Operating expenses – The $233 million increase in operating expenses included $238 million of operating expenses related to legacy Six Flags operations, offset by a $6 million or 2% net decrease in legacy Cedar Fair operating expenses primarily related to lower maintenance costs and seasonal labor hours. Decreases in full-time headcount at the legacy Cedar Fair parks resulting from recent reorganization efforts were offset by related severance expense in the period.
• SG&A expenses – The $63 million increase in SG&A expenses included $45 million of expenses related to legacy Six Flags operations, and a $19 million increase in SG&A expenses at legacy Cedar Fair. The increase in SG&A expenses at legacy Cedar Fair was driven primarily by $11 million of higher severance costs related to the recent reorganization efforts and an $8 million increase in advertising expense as the Company shifted media spend into the second quarter from the second half of the year.
• Cost of goods sold – The $28 million increase in cost of goods sold was entirely related to the inclusion of $31 million of cost of goods sold from legacy Six Flags operations. Cost of goods sold as a percentage of food, merchandise and games revenue decreased by 30 basis points (bps), due to the inclusion of legacy Six Flags operations in the current period’s results.
Depreciation and amortization – During the second quarter ended June 29, 2025, depreciation and amortization expense totaled $135 million, an increase of $78 million compared with the three months ended June 30, 2024. The increase reflected $93 million of depreciation expense attributable to the merger, offset by a change in interim depreciation methodology for legacy Cedar Fair. During the second quarter, the Company also recognized an $11 million loss on retirement of fixed assets in the normal course of business, including $7 million of retirements at the legacy Six Flags parks.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

Operating income – Following the items above, operating income for the three months ended June 29, 2025, totaled $74 million, including a $26 million operating loss from the legacy Six Flags operations during the three-month period. This compares with operating income of $123 million at legacy Cedar Fair for the three months ended June 30, 2024.
Net interest expense – For the second quarter, net interest expense totaled $92 million, an increase of $53 million compared to the prior-year second quarter. The increase reflects $48 million of interest incurred on debt acquired in the merger, incremental revolver borrowings in 2025, and the impact of refinancing events during 2024.
Taxes – During the three months ended June 29, 2025, the Company recorded a provision for taxes of $76 million, compared to a provision for taxes of $20 million for the second quarter of 2024. The increase in provision for income taxes was primarily attributable to a change in forecasted pre-tax book income, the effects of the non-controlling interest distribution, accretion on the Six Flags Over Georgia call option liability, and non-deductible executive compensation.
Net loss – After the items noted above and income attributable to non-controlling interests, a net loss attributable to the Company for the three months ended June 29, 2025, totaled $100 million, or $0.99 per diluted share of common stock, which compares with net income of $56 million, or $1.08 per diluted limited partner unit, for the three months ended June 30, 2024. The second quarter net loss included $126 million of net loss related to legacy Six Flags operations during the three-month period.
Adjusted EBITDA – Management believes Adjusted EBITDA is a meaningful measure of park-level operating results. For the three months ended June 29, 2025, Adjusted EBITDA totaled $243 million compared with $205 million for the second quarter of 2024. See the attached table for a reconciliation of net income (loss) to Adjusted EBITDA.
•    The increase in Adjusted EBITDA included $62 million from legacy Six Flags operations during the three-month period, and a $25 million decrease from legacy Cedar Fair operations.
•    Legacy Cedar Fair’s Adjusted EBITDA decline in the second quarter was entirely due to the decreases in attendance and revenues, which reflect fewer operating days in the period, a smaller season pass base, and the impact of the inclement weather on demand.
July Update
The preliminary results for the five-week periods ended Aug. 3, 2025, and Aug. 4, 2024, each reflect the financial results for the Combined Company. Operating days for the comparable five-week periods in 2025 and 2024 totaled 1,428 days and 1,419 days, respectively.
Based on preliminary operating results, net revenues for the five-week period ended Aug. 3, 2025, are estimated to be in the $680 to $685 million range, representing a decrease of approximately 3% from the same five-week
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

period in 2024. The July revenues reflect a 1% increase in attendance and a 4% decrease in in-park per capita spending. On the strength of improving weather conditions, a compelling lineup of new rides and attractions, and pent-up consumer demand, the Company entertained 11 million guests during the current five-week period.
The Company also noted that initial sales of 2026 season passes, which launched several weeks earlier this year than last year in order to take advantage of anticipated pent-up market demand, have been strong. Based on the early success of the launch, the Company has increased its active pass base by approximately 710,000 units since the end of the second quarter, reducing its year-over-year shortfall to approximately 206,000 units.
Balance Sheet and Liquidity Highlights
As of June 29, 2025, the Company reported the following:
Deferred revenues of $461 million, compared with $289 million of deferred revenues on June 30, 2024.
•    The $172 million increase in deferred revenues includes $181 million of deferred revenues at the legacy Six Flags parks as of June 29, 2025, offset somewhat by an $8 million or 3% decrease in deferred revenues at the legacy Cedar Fair parks.
•    The decrease in deferred revenues at the legacy Cedar Fair parks was primarily attributable to the decline in sales of season passes and related all-season products.
Total liquidity as of June 29, 2025, was $540 million, including cash on hand and available borrowings under the Company’s revolving credit facility.
Net debt(3) as of June 29, 2025, totaled $5.2 billion, calculated as total debt of $5.31 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $107 million.
Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 10 a.m. ET today, Aug. 6, 2025, to discuss its recent financial results and the Company's business outlook. Participants on the call will include Six Flags President and CEO Richard Zimmerman and Executive Vice President and CFO Brian Witherow.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Wednesday August 6, 2025, until 11:59 p.m. ET on Wednesday August 13, 2025. To access the phone replay in
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 27 amusement parks, 15 water parks and nine resort properties across 17 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.

Footnotes:
(1) Adjusted EBITDA is not a measurement computed in accordance with GAAP. Management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, including how the Company defines and uses this measure, see the attached reconciliation table and related footnotes. The Company is not providing a quantitative reconciliation of forward-looking Adjusted EBITDA targets or guidance in reliance on the unreasonable-efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Management is unable, without unreasonable effort, to forecast the exact amount or timing of certain individual items required to reconcile Adjusted EBITDA targets or guidance with the most directly comparable GAAP financial measure (net income). These items include provision for taxes, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company's credit agreement, which are difficult to predict in advance in order to include in a GAAP estimate and the variability of which could have a significant impact on future GAAP results.
(2) In-park per capita spending, admissions per capita spending, per capita spending on in-park products, and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of these metrics. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.

Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “objective,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks,
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: failure to realize the anticipated benefits of the merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the merger; adverse weather conditions; general economic, political and market conditions; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; competition for consumer leisure time and spending or other changes in consumer behavior or sentiment for discretionary spending; unanticipated construction delays or increases in construction or supply costs; changes in capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Combined Company’s operations; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Combined Company; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within our Annual Report on Form 10-K and in the other filings we make from time to time with the Securities and Exchange Commission. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this news release.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net revenues:
Admissions	$485,424	$279,307	$592,185	$326,691
Food, merchandise and games	323,155	210,024	389,003	248,882
Accommodations, extra-charge products and other	121,811	82,285	151,259	97,658
	930,390	571,616	1,132,447	673,231
Costs and expenses:
Cost of food, merchandise, and games revenues	80,822	53,258	102,423	64,869
Operating expenses	500,121	267,431	799,600	424,127
Selling, general and administrative	129,822	66,592	220,607	113,258
Depreciation and amortization	134,628	57,015	236,958	67,327
Loss on retirement of fixed assets, net	10,518	4,121	18,616	6,735
Loss on other assets	—	—	791	—
	855,911	448,417	1,378,995	676,316
Operating income (loss)	74,479	123,199	(246,548)	(3,085)
Interest expense, net	92,409	39,825	179,444	74,161
Loss on early debt extinguishment	—	5,911	—	5,911
Other (income) expense, net	(19,381)	1,700	(20,965)	6,963
Income (loss) before taxes	1,451	75,763	(405,027)	(90,120)
Provision (benefit) for taxes	76,283	20,210	(110,477)	(12,206)
Net income (loss)	(74,832)	55,553	(294,550)	(77,914)
Net income (loss) attributable to non-controlling interests	24,816	—	24,816	—
Net income (loss) attributable to Six Flags Entertainment Corporation	$(99,648)	$55,553	$(319,366)	$(77,914)

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 29, 2025	June 30, 2024
Cash and cash equivalents	$107,386	$52,858
Total assets	$9,452,915	$2,347,830
Long-term debt, including current maturities:
Revolving credit loans	$356,650	$88,000
Term debt	1,470,875	982,819
Notes	3,460,656	1,287,971
	$5,288,181	$2,358,790
Equity (deficit)	$1,774,801	$(682,078)

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net income (loss)	$(74,832)	$55,553	$(294,550)	$(77,914)
Interest expense, net	92,409	39,825	179,444	74,161
Provision (benefit) for taxes	76,283	20,210	(110,477)	(12,206)
Depreciation and amortization	134,628	57,015	236,958	67,327
EBITDA	228,488	172,603	11,375	51,368
Loss on early debt extinguishment	—	5,911	—	5,911
Non-cash foreign currency (gain) loss	(19,986)	1,763	(22,200)	7,002
Non-cash equity compensation expense	8,935	9,135	26,011	14,419
Loss on retirement of fixed assets, net	10,518	4,121	18,616	6,735
Loss on other assets	—	—	791	—
Costs related to the merger (1)	11,030	11,128	26,670	21,275
Severance (2)	23,823	461	27,200	550
Other (3)	4,626	342	8,181	1,024
Modified EBITDA (4)	267,434	205,464	96,644	108,284
Net income attributable to non-controlling interests	24,816	—	24,816	—
Adjusted EBITDA (4)	$242,618	$205,464	$71,828	$108,284

(1)    Consists of integration costs related to the merger for the three and six months ended June 29, 2025, including third-party consulting costs related to the merger, retention bonuses, integration team salaries and benefits, costs to integrate information technology systems, maintenance costs to update legacy Six Flags parks to legacy Cedar Fair standards and certain legal costs. Consists of third-party legal and consulting transaction costs and integration consulting costs for the three and six months ended June 30, 2024. These costs are added back to net income (loss) to calculate Modified EBITDA and Adjusted EBITDA as defined in the Combined Company's credit agreement.

(2)    Consists of severance and related employer taxes and benefits. During the three and six months ended June 29, 2025, certain employees, including certain executive level employees, were terminated as part of recent reorganization efforts.

(3)    Consists of certain costs as defined in the Combined Company's credit agreement. These costs are added back to net income (loss) to calculate Modified EBITDA and Adjusted EBITDA and include certain legal and consulting expenses unrelated to the merger, cost of goods sold recorded to align inventory standards following the merger, Mexican VAT taxes on intercompany activity, gains/losses related to the Partnership Parks and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.

(4)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Combined Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net income (loss) attributable to non-controlling interests. Management included both measures to disclose the effect of non-controlling interests. Prior to the merger, legacy Cedar Fair did not have net income attributable to non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Combined Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 SECOND QUARTER RESULTS
Aug. 6, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

June 29, 2025
Long-term debt, including current maturities	$5,288,181
Plus: Debt issuance costs and original issue discount	48,571
Less: Acquisition fair value layers	(21,943)
Less: Cash and cash equivalents	(107,386)
Net Debt (1)	$5,207,423
(1)    Net Debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended		Six months ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Attendance	14,191	8,635	17,009	9,984
In-park per capita spending (1)	$62.46	$60.95	$62.95	$61.09
Admissions per capita spending (1)	$34.19	$32.35	$34.77	$32.72
Per capita spending on in-park products (1)	$28.27	$28.60	$28.18	$28.37
Out-of-park revenues (1)	$71,908	$61,036	$95,824	$82,358
Operating days	1,993	789	2,386	906

(1)    In-park per capita spending is calculated as revenues generated within the Combined Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Admissions per capita spending is calculated as revenues generated for admission to the Combined Company's amusement parks and separately gated water parks along with related parking revenues and online transaction fees charged to customers (in-park admissions revenues) divided by total attendance. Per capita spending on in-park products is calculated as all other revenues generated within the Combined Company's amusement parks and separately gated water parks, including food and beverage, merchandise, games and extra-charge offerings (in-park product revenues) divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and merchandise locations, sponsorships, international agreements and all other out-of-park operations.

In-park revenues, in-park per capita spending, in-park admissions revenues, admissions per capita spending, in-park product revenues, per capita spending on in-park products, and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues, including in-park admissions revenues and in-park product revenues, and out-of-park revenues to net revenues for the periods presented is in the table below. Certain prior period amounts totaling $12.2 million and $14.1 million for the three and six months ended June 30, 2024 were reclassified from out-of-park revenues to in-park admissions revenues following completion of the merger. The Combined Company made certain reclassification adjustments to prior period amounts where it adopted the legacy Six Flags classification.

	Three months ended		Six months ended
(In thousands)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
In-park admissions revenues	$485,177	$279,308	591,488	326,689
In-park product revenues	401,243	246,994	479,247	283,202
In-park revenues	886,420	526,302	1,070,735	609,891
Out-of-park revenues	71,908	61,036	95,824	82,358
Concessionaire remittance	(27,938)	(15,722)	(34,112)	(19,018)
Net revenues	$930,390	$571,616	$1,132,447	$673,231
For the five-week period ended August 3, 2025, preliminary net revenues included in-park revenues of approximately $650 million, out-of-park revenues of approximately $50 million and concessionaire payback of approximately $20 million. Concessionaire payback for the five-week period ended August 3, 2025 was flat to the five-week period ended August 4, 2024.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700